Exhibit 10.32

REYNOLDS AMERICAN INC.

2016 OUTSIDE DIRECTORS’ COMPENSATION SUMMARY

1.	Fees/Expense Reimbursement

Fees:

•    Board retainer fee of $60,000 per year. (Not paid to Non-Executive Chairman.)

•    Non-Executive Chairman retainer fee of $270,000 per year.

•    Committee Chair retainer fees:

$20,000 per year for the Audit and Finance Committee Chair;

$10,000 per year for the Compensation and Leadership Development Committee Chair; and

$10,000 per year for the Corporate Governance and Nominating Committee Chair.

•    Committee meeting attendance fees of $1,500 per meeting. (Not paid to Non-Executive Chairman.)

•    Board meeting attendance fees of $1,500 per meeting. (Not paid to Non-Executive Chairman.)

Fees are payable quarterly in arrears, but may be deferred in 25% increments in cash and/or in deferred stock units until termination of active directorship or until a selected year in the future.  To be tax effective, an irrevocable deferral election must be made in the year prior to the year fees would otherwise be payable.

Expense Reimbursement:	Directors are reimbursed for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation and lodging expenses.

2.	Equity Incentive Award Plan
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Annual grant of 8,000 deferred stock units (16,000 for Non-Executive Chairman) made at the time of the Annual Meeting and immediately vested.  Director can elect to receive non-deferred award of 8,000 shares of RAI common stock (16,000 for Non-Executive Chairman) in lieu of deferred stock units.  Upon initial election to the Board on a date other than the Annual Meeting, an independent director receives a pro rata portion of the annual grant.

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Quarterly grants of deferred stock units on the last day of each calendar quarter.  Number of deferred stock units equal to $10,000 ($20,000 for Non-Executive Chairman) divided by the average of the closing price of a share of RAI common stock (as reported on the NYSE) for each business day during the last month of such calendar quarter.

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Annual deferred stock units paid per director’s election in cash or RAI common stock, and quarterly deferred units paid in cash only, following termination of active directorship per director’s election in either a lump sum or in up to ten annual installments.

3.	Life Insurance

Option to receive $50,000 or $100,000 non-contributory coverage while an active director.  Imputed income will be calculated based on director’s end-of-year age and coverage amount.

4.	Excess Liability Insurance

Eligible to receive $10,000,000 in Excess Liability coverage.  No cash payment required; the fair market value will be imputed income to directors each year.  Policy requires that directors have at least $300,000 underlying liability limit under a homeowner’s or other personal liability policy.  Directors are obligated to pay for claims up to $300,000 not covered by this policy.

5.	Business Travel Accident Insurance

$500,000 non-contributory coverage while an active director.

6.	Matching Grants

Match of 1:1 for Educational/Arts/Cultural/Charitable Organizations – combined $10,000 maximum.

7.	Director Education Programs
•	Directors may attend one outside director education program per year at RAI’s expense.
•	Directors are reimbursed for actual expenses incurred in connection with attendance at director education programs, including transportation and lodging expenses.